Exhibit 99.1

Press release

Inova Technology agrees to acquire Trakkers, LLC.

October 10, 2008 - Inova Technology, (symbol IVTH) has signed a definitive agreement to acquire Trakkers LLC. This transaction has closed and is effective immediately.

For the year ending December 2007, Trakker generated revenues of $2.1 million and pro forma ebitda of approximately $700,000 . Inova acquired Trakkers for $5.89 million consisting of $2.35 million paid at closing, $2.04 million paid in the form of a seller note and $1.5 million of preferred stock (non convertible and nonvoting). In order to fund the acquisition of Trakkers, Inova raised funds from its existing shareholders (including two private equity groups) and one major existing lender.

Trakkers manufactures unique multi featured RFID scanners. In September 2007, Trakkers launched the “mi” scanner. This scanner reads RFID, 1 and 2d bar code as well as mag stripes. The Mi is also GPRS enabled which allows the scanner to transmit data to any location by using wireless mobile phone networks. This combination of features and functionality makes the Mi the only device of its kind in the world. Trakkers has filed a patent application and the Mi is currently patent pending.

Trakkers will apply its RFID technology to several verticals. Trakkers currently utilizes its technology to provide the most secure and advanced lead retrieval systems in the trade show industry worldwide. Trakkers systems are compatible with 3 different badge formats - RFID, 2d barcode and RFID. There are many synergies between Trakkers and Inova. The RFID component in the Mi scanner is provided by Inova subsidiary RightTag. More about Trakkers can be found at www.trakkers.com.

The acquisition of Trakkers will enable Inova to accelerate its business plan provides the Inova with additional proprietary RFID products, critical RFID expertise and many new customers that have already adopted the use of RFID technology.

Inova CEO, Mr Adam Radly said “The acquisition of Trakkers is critical for our RFID strategy and our overall growth strategy. Trakkers brings patent pending technology that is already generating profits and can be applied to many verticals.”

About Inova Technology, Inc.
Inova Technology, Inc. has two business units, one providing IT services (Desert Communications) and another providing RFID solutions (RighTag).

Desert provides IT services and networking solutions to schools in the southern states. Desert has in excess of $20 million of awarded government contracts to be delivered over the next 18 months. www.descominc.com

RightTag manufactures RFID equipment and provides customer friendly RFID solutions. RightTag's current RFID product line includes proprietary handheld scanners, desktop scanners, printer equipment, RFID tags and other related products. RightTag has more than 200 customers located in several countries. www.righttag.com.

Press contact:
Adam Radly, ir@inovatechnology.com, Phone 866 467 7740